Exhibit 4.1

Indianapolis Power & Light Company

to

J.P. MORGAN TRUST COMPANY,

NATIONAL ASSOCIATION

Trustee

________________

Forty-Ninth Supplemental Indenture

________________

Dated as of April 1, 2005

ESTABLISHING FIRST MORTAGE BONDS,

Variable Rate Series, Due 2016

Table of Contents*

of

FORTY-NINTH Supplemental Indenture

of

Indianapolis Power & Light Company

Page

PARTIES 1

RECITALS 1

SECTION 1 Granting clauses 3

Part I Electric Distributing Systems 4

Part II Reserved 4

Part III Indeterminate Permits and Franchises 4

Part IV Other Property 4

General and after-acquired title 4

SECTION 2 Definitions 5

SECTION 3 Designation of Forty-Ninth series of bonds and kind and denominations thereof 6

Designation of Company or J.P. Morgan Trust Company, National Association

as paying agent

Purpose of bonds

Redemption of bonds

Exchange of bonds

Transfer of bonds

Series limited to $41,850,000

SECTION 4 Form of fully registered bond 12

Form of Trustee's certificate on bonds 12

SECTION 5 Temporary bonds 18

SECTION 6 Payment of principal and interest; credits 18

SECTION 7 Annual Payments for Maintenance and Improvement Fund 19

SECTION 8 Compliance with Section 47 of Original Mortgage with respect to dividend restrictions 19

SECTION 9 Acceptance of trusts by Trustee and conditions of acceptance 19

SECTION 10 Successors and assigns 20

SECTION 11 Limitation of rights hereunder 20

SECTION 12 Compliance with terms, provisions and conditions of Mortgage 20

SECTION 13 Execution in counterparts 20

TESTIMONIUM 20

SIGNATURES AND SEALS 21

ACKNOWLEDGEMENTS 22

__________

*Table of Contents is not part of the Forty-Ninth Supplemental Indenture and should not be considered such. It is included herein only for purposes of convenient reference.

THIS FORTY-NINTH SUPPLEMENTAL INDENTURE, dated as of April 1, 2005, between Indianapolis Power & Light Company, a corporation of the State of Indiana, hereinafter sometimes called the "Company," party of the first part, and J.P. Morgan Trust Company, National Association, as successor in interest to American National Bank And Trust Company Of Chicago, a national banking association, as Trustee, hereinafter sometimes called the "Trustee," party of the second part;

Whereas, the Company by a Mortgage and Deed of Trust (hereinafter sometimes called the "Original Mortgage" when referred to as existing prior to any supplement thereto or modification thereof, and the "Mortgage" when referred to as now or heretofore supplemented and modified) dated as of May 1, 1940, made to said American National Bank and Trust Company of Chicago, as Trustee, to secure the payment of the bonds issued from time to time under the Mortgage for the purposes of and subject to the limitations specified in the Mortgage, and to secure the performance of the covenants therein contained, conveyed to the Trustee thereunder upon certain trusts, terms and conditions, and with and subject to certain provisos and covenants therein contained, all and singular the property, rights and franchises which the Company then owned or should thereafter acquire, excepting the property expressly excepted by the terms of the Original Mortgage or any indenture supplemental thereto, to which Mortgage reference is hereby made for greater certainty; and

Whereas, the Original Mortgage has been supplemented and modified by supplemental indentures dated as of May 1, 1942, as of February I, 1948, as of April 1, 1949, as of October 1, 1949, as of February 1, 1951, as of March 1, 1953, as of June l, 1956, as of March 1, 1958, as of October 1, 1960, as of August l, 1964; as of April l, 1966, as of May l, 1967, as of May l, 1968, as of October l, 1970, as of March l, 1972, as of March 15, 1973, as of February 15, 1974, as of August 15, 1974, as of September 15, 1975, as of June l, 1976, as of July 1, 1976, as of August 1, 1977, as of September l, 1978, as of August 1, 1981, as of November l, 1983, as of November l, 1984, as of December 1, 1984, as of September 1, 1985, as of October 1, 1986, as of June 1, 1989, as of August 1, 1989, as of October 15, 1991, as of August l, 1992, as of April 1, 1993 and as of October 1, 1993 (two), as of February 1, 1994 (two), as of January 1, 1995, as of October 1, 1995, as of August 1, 2001 (four), as of August 1, 2003 and as of January 1, 2004;

Whereas, Section 8 of the Original Mortgage provides, among other things, that the form of each series of bonds (other than the initial issue of bonds) issued thereunder shall be established by an indenture supplemental thereto authorized by resolution of the Board of Directors of the Company; and that the form of each series, as established by the Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such other provisions as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and secured under the Original Mortgage or any indenture supplemental thereto or in modification thereof; and

Whereas, the Company has entered into a Loan Agreement, dated as of April l, 2005 (hereinafter called the Loan Agreement") with the City of Petersburg, Indiana (the "City"), in order to obtain funds for the refunding of the aggregate principal amount of Forty-One Million Eight Hundred Fifty Thousand Dollars ($41,850,000) of the City's Pollution Control Refunding Revenue Bonds, Series 1993A (Indianapolis Power & Light Company Project) issued by the City pursuant to a related loan agreement to pay a portion of the cost of acquisition, construction, installation and equipping by the Company of certain pollution control facilities, and pursuant to the Loan Agreement the Company has agreed to issue a series of its bonds under the Mortgage and this Forty-Ninth Supplemental Indenture in order to evidence and secure its indebtedness under the Loan Agreement; and

Whereas, the Company now desires to provide for the establishment, execution, authentication and delivery under the Mortgage of bonds of a series to be known as its "First Mortgage Bonds, Variable Rate Series, due 2016" (the bonds of said series being hereinafter sometimes referred to as the "2016 Bond"), limited to the aggregate principal amount of Forty-One Million Eight Hundred Fifty Thousand Dollars ($41,850,000); and

Whereas, all things necessary to make the 2016 Bond hereinafter described, when duly executed by the Company and authenticated and delivered by the Trustee, a valid, binding and legal obligation of the Company, and to make this Forty-Ninth Supplemental Indenture a valid and binding agreement supplemental to the Original Mortgage, have been done and performed; and

Whereas, the execution and delivery by the Company of this Forty-Ninth Supplemental Indenture, and the terms of the 2016 Bond, have been duly authorized by the Board of Directors' of the Company by appropriate resolutions of said Board; and

Whereas, it is provided in and by the Original Mortgage that the Company will execute and deliver such further instruments and do such further acts as may be necessary or proper to carry out more effectually the purposes of the Mortgage, and to make subject to the lien thereof any property thereafter acquired and intended to be subject to the lien thereof; and

Whereas, the Company has, since the date of execution and delivery of the Original Mortgage, purchased and acquired property and desires by this Forty-Ninth Supplemental Indenture specifically to convey to the Trustee such property for the better protection and security of the bonds issued and to be issued under the Original Mortgage, or any indenture supplemental thereto;

Now, Therefore, This Indenture Witnesseth that, in consideration of the premises and of the acceptance or purchase of the 2016 Bond by the registered owners thereof, and of the sum of one dollar, lawful money of the United States of America, to the Company duly paid by the Trustee at or before the execution and delivery of this Forty-Ninth Supplemental Indenture, the receipt of which is hereby acknowledged, the Company and the Trustee, respectively, have entered into, executed and delivered this Forty-Ninth Supplemental Indenture, for the uses and purposes hereinafter expressed, that is to say:

    SECTION 1. The Company has granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm (subject, however, to permitted encumbrances as defined in the Original Mortgage), unto said J.P. Morgan Trust Company, National Association, as successor in interest to American National Bank and Trust Company of Chicago, as Trustee, as herein provided, and its successors in the trusts declared in the Original Mortgage and herein, all of the property, real, personal and mixed, tangible and intangible, of every kind, character and description which the Company has acquired since the execution and delivery of the Original Mortgage and now owns (except property, rights and assets of a character similar to that excluded from the lien and operation of the Mortgage by the Granting Clauses of the Original Mortgage, which property, rights and assets are excluded from the lien and operation of the Mortgage only to the extent provided therein), including, but without otherwise limiting the generality of the foregoing, the following described property situated within the State of Indiana:

      ELECTRIC DISTRIBUTING SYSTEMS.

      All electric distributing systems of the Company acquired by it after May 1, 1940, the date of the Original Mortgage, and located in the Counties of Bartholomew, Boone, Daviess, Gibson, Greene, Hamilton, Hancock, Hendricks, Johnson, Knox, Madison, Marion, Monroe, Morgan, Owen, Pike, Putnam, Shelby, Sullivan and Switzerland, State of Indiana; and any additions to or extensions of any such systems, together with the buildings, erections, structures, transmission lines, power stations, sub-stations, engines, boilers, condensers, pumps, turbines, machinery, tools, conduits, manholes, insulators, dynamos, motors, lamps, cables, wires, poles, towers, cross-arms, piers, abutments, switchboard equipment, meters, appliances, instruments, apparatus, appurtenances, maps, records, ledgers, contracts, facilities and other property or equipment used or provided for use in connection with the construction, maintenance, repair and operation thereof; together also with all of the rights, privileges, rights-of-way, franchises, licenses, grants, liberties, immunities, ordinances, permits and easements of the Company in respect of the construction, maintenance, repair and operation of said systems.

      [RESERVED].

      INDETERMINATE PERMITS AND FRANCHISES.

      All indeterminate permits, franchises, ordinances, licenses, and other authorizations by or from any state, county, municipality, or other governmental authority, acquired by the Company after May l, 1940, the date of the Original Mortgage, including particularly, but not limited to, any indeterminate permits under the Public Service Commission Act of the State of Indiana, and all Acts amendatory thereof and supplemental thereto, and all right, title and interest therein now owned by the Company, and all renewals, extensions and modifications of said indeterminate permits, franchises, ordinances, licenses, and other authorizations, and of the indeterminate permits, franchises, ordinances, licenses, and other authorizations referred to in Part VII of the Granting Clauses of the Original Mortgage.

      OTHER PROPERTY.

    All other property, whether real, personal or mixed (except any in the Mortgage expressly excepted), now owned by the Company and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in the Mortgage) all lands, flowage rights, water rights, flumes, raceways, dams, rights-of-way and roads; all plants for the generation of electricity by water, steam and/or other power, power houses, telephone systems, water systems, steam heat and power plants, hot water plants, substations, transmission lines, distribution systems, bridges, culverts and tracts; all offices, buildings and structures and the equipment thereof; all machinery, engines, boilers, dynamos, machines, regulators, meters, transformers, generators and motors; all appliances whether electrical, gas or mechanical, conduits, cables and lines; all pipes whether for water, steam heat and power; or other purposes; all mains and pipes, service pipes, fittings, valves and connections, poles, wires, tools, implements, apparatus, furniture and chattels; all municipal franchises, indeterminate permits, and other permits; all lines for the transportation, transmission and/or distribution of electric current, steam heat and power or water for any purpose, including towers, poles, wires, cables, pipes, conduits and all apparatus for use in connection therewith; all real estate, lands, leases, leaseholds; all contracts, whether heat, light, power, water or street lighting contracts; all easements, servitudes, licenses, permits, rights, powers, franchises, privileges, rights-of-way and other rights in or relating to real estate or the occupancy of the same and (except as hereinafter or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described or referred to;

    TOGETHER WITH all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 64 of the Original Mortgage), the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property, indeterminate permits, franchises, ordinances, licenses and other authorizations and every part and parcel thereof.

    SECTION 2. Capitalized terms not otherwise defined in this Forty- Ninth Supplemental Indenture shall have the following meanings:

    "City" means the City of Petersburg, Indiana, a municipality and political subdivision of the State of Indiana.

    "City Indenture" means the Indenture of Trust, dated as of April 1, 2005, by and between the City and U.S. Bank National Association, as Trustee, and any indenture supplemental thereto or amendatory thereof, pursuant to which the City of Petersburg Bonds and certain other bonds are issued and secured.

    "City of Petersburg Bonds" means the $41,850,000 City of Petersburg, Indiana Pollution Control Refunding Revenue Bonds, Series 2005A (Indianapolis Power & Light Company Project) issued under and pursuant to the City Indenture.

    "City Trustee" means the person, corporation or association acting as trustee at any time under the City Indenture.

    "Loan Agreement" means the Loan Agreement dated as of April 1, 2005 between the City and the Company, and any and all modifications, amendments and supplements thereof.

    "Project" means the pollution control facilities comprising the Project as defined in the Loan Agreement.

    SECTION 3. There shall be and is hereby established a series of bonds, limited in aggregate principal amount to Forty-One Million Eight Hundred Fifty Thousand Dollars ($41,850,000) to be issued under and secured by the Mortgage, to be designated "Variable Rate Series, due 2016", each of which shall also bear the descriptive title "First Mortgage Bonds"; said bonds shall mature on January 1, 2016, and shall be issued only as fully registered bonds without coupons in the denomination of five thousand dollars and any larger denomination which is a whole multiple of five thousand dollars; they shall bear interest at the rate from time to time borne by the City of Petersburg Bonds, provided, however, that in no event shall the rate of interest borne by the 2016 Bond exceed twelve percent (12%) per annum; interest shall be payable on the interest payment dates specified in the City of Petersburg Bonds and principal of and premium, if any, on said bond shall be payable on the dates for the payment of principal and premium, if any, and in the amounts, specified in the City of Petersburg Bonds; and the principal of, premium, if any, and interest on said bond shall be payable in lawful money of the United States of America at the office of the Company in the City of Indianapolis, Indiana, or, if no such office is maintained, at J.P. Morgan Trust Company, National Association, which is hereby designated and appointed the office and agency of the Company in the City of Chicago, Illinois, for the payment of the principal of, premium, if any, and interest on the 2016 Bond, if necessary, and for the registration, transfer and exchange of such bond as hereinafter provided; all reference herein to the office or agency of the Company in the City of Chicago, Illinois, for the payment of the principal of, premium, if any, and interest on the 2016 Bond, or the registration, transfer or exchange thereof, being to J.P. Morgan Trust Company, National Association. In event of the resignation or inability to act of J.P. Morgan Trust Company, National Association, then a successor agent for all such purposes in the City of Chicago, Illinois, shall be appointed by the Board of Directors of the Company.

    The 2016 Bond shall be dated as of the date of authentication thereof, except as otherwise provided in Section 10 of the Original Mortgage.

    The 2016 Bond will be issued to evidence and secure a loan to the Company by the City pursuant to the Loan Agreement of certain funds to be acquired by the City through the issuance of the City of Petersburg Bonds, authenticated and delivered under and pursuant to the City Indenture. Pursuant to the Loan Agreement, the 2016 Bond shall be issued to the City Trustee. All of the proceeds of the City of Petersburg Bonds will be used for the refunding of the aggregate principal amount of Forty-One Million Eight Hundred Fifty Thousand Dollars ($41,850,000) of the City's Pollution Control Refunding Revenue Bonds, Series 1993A (Indianapolis Power & Light Company Project) issued by the City pursuant to applicable loan agreements.

    Upon the notice and in the manner and with the effect provided in this Section 3, the 2016 Bond shall be redeemable prior to the maturity thereof under any one or more of the following circumstances:

        In whole, at the option of the Company, if the Project or Units 3 or 4 of the Petersburg Generating Station shall have been damaged or destroyed (i) to such extent that they cannot be reasonably expected, in the opinion of the Company, to be restored within a period of six (6) months to the condition thereof immediately preceding such damage or destruction, or (ii) to such extent that the Company, in its reasonable opinion, is thereby prevented from carrying on its normal operations for a period of six (6) months or more, or (iii) to such extent that the restoration thereof would not be, taking into consideration the net proceeds of any insurance payable as a result of such damage or destruction, economic in the reasonable opinion of the Company.

        In whole, at the option of the Company, if title to, or the temporary use of, all or substantially all of the Project or Units 3 or 4 of the Petersburg Generating Station shall have been taken, under the exercise of the power of eminent domain, or should any governmental body or agency exercise any right which it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency so that the result of such taking or takings is that (i) the Company, in its reasonable opinion, is thereby prevented from carrying on its normal operations of either the Project or Units 3 or 4 for a period of six (6) months or more, (ii) the restoration required as a result of the taking cannot be reasonably expected, in the opinion of the Company, to be completed in a period of six (6) months, or (iii) the restoration thereof, taking into consideration the net proceeds from such eminent domain award, would not be economic in the reasonable opinion of the Company.

        In whole, at the option of the Company, if, as a result of any changes in the constitution or law of the State of Indiana or the Constitution or law of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Company in good faith or the decision of the Company not to contest the same, the Loan Agreement shall, in the reasonable opinion of counsel for the Company, have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in the Loan Agreement; or unreasonable burdens or excessive liabilities shall, in the reasonable opinion of the Company, have been imposed upon the City or the Company, with respect to the Project or operation thereof, including without limitation federal, state or other ad valorem, property, income or other taxes not being imposed on the date of the Loan Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as, the Project.

        In whole, at the option of the Company, if changes in the economic availability of raw materials, operating supplies or facilities necessary for the operation of the Project or the operation of Units 3 or 4 of the Petersburg Generating Station shall have occurred or technological or other changes shall have occurred which render the Project or Units 3 or 4 uneconomic for use in the reasonable opinion of the Company.

        In part, at the option of the Company, to the extent of net proceeds received from any condemnation award, taking or sale as stated herein, if title to, or the temporary use of any portion of the Project shall have been taken under the exercise of the power of eminent domain, or should any governmental body or agency exercise any right it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency; provided the Company shall furnish to the City and the City Trustee a certificate of an Independent Engineer (as defined in the Loan Agreement) selected by the Company stating (i) that the property forming the part of the Project that was taken by such condemnation, taking or sale is not essential to the character or significance of the Project, or (ii) that the Project has been restored to a condition substantially equivalent to their condition prior to the taking by such condemnation, taking or sale proceedings, or (iii) that improvements have been acquired which are suitable for the operation of the Project as Pollution Control Facilities (as defined in the Loan Agreement).

        In whole or in part, at the option of the Company, upon the optional redemption by the Company of a like principal amount of the City of Petersburg Bonds, so long as there shall not have occurred any completed default (as defined in the Mortgage) which affects any bond of any series outstanding under the Mortgage and which completed default has not been cured and made good prior to such redemption date.

        In the event all or substantially all of the mortgaged and pledged property under the Mortgage, or all or substantially all such property used in the business of generating, manufacturing, transporting, transmitting, distributing or supplying electricity, should be taken by exercise of the power of eminent domain, or should any governmental body or agency exercise any right which it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency, the Company shall be obligated to redeem the 2016 Bond outstanding as promptly as possible in accordance with paragraph B of Section 69 of the Original Mortgage.

        In the event that the Company is notified by the City Trustee that (i) an event of default under the City Indenture has occurred and is continuing, and (ii) the City Trustee has declared the principal of all the City of Petersburg Bonds then outstanding immediately due and payable pursuant to the City Indenture, the Company shall call for redemption, on a redemption date selected by it not later than forty-five (45) days following the date on which such notice is mailed, the 2016 Bond outstanding, and shall on such redemption date redeem the same; provided, however, that such requirement of redemption shall be deemed waived, if prior to the date fixed for such redemption of the 2016 Bond (x) such event of default is waived or cured as set forth in the City Indenture, or (y) there shall have occurred any completed default (as defined in the Mortgage) which affects any bond of any series outstanding under the Mortgage and which completed default has not been cured and made good prior to such redemption date, it being the intent of this proviso that, in lieu of such right to redemption, the holder of the 2016 Bond shall be entitled only to such rights as are available to the holders of bonds of any other series outstanding under the Mortgage in the event of such completed default; and in case of any subsequent occurrence or continuance of the events described in (i) and (ii) of this Section 3(viii), the Company shall have the same obligation (subject to the same proviso) to redeem the 2016 Bond.

        In the event the City Trustee notifies the Company and the City that the interest payable on the City of Petersburg Bonds held by persons other than a "substantial user" or a "related person" as those terms are used in Section 147(a)(2) of the Internal Revenue Code of 1986, as amended, has been determined by a court of competent jurisdiction or a formal ruling of the Internal Revenue Service to be subject to federal income taxation by reason of a breach by the Company of any covenant, agreement or representation in the Loan Agreement, the Company shall call the 2016 Bond then outstanding to be redeemed on an interest payment date within one hundred eighty (180) days after the date of such notice; provided, however, that such requirement of redemption, whether in whole or in part shall be deemed waived if, prior to the date fixed for redemption of the 2016 Bond pursuant to this Section 3(i), there shall have occurred any completed default (as defined in the Mortgage) which affects any bond of any series outstanding under the Mortgage and which completed default has not been cured and made good prior to such redemption date, it being the intent of this proviso that, in lieu of such right to redemption, the holder of the 2016 Bond shall be entitled only to such rights as are available to the holders of bonds of any other series outstanding under the Mortgage in the event of such completed default; but when any such completed default shall have been cured and made good, if interest on the City of Petersburg Bonds shall still be taxable as described above, the Company shall have the same obligation (subject to the same proviso) to redeem the 2016 Bond on an interest payment date within one hundred eighty (180) days after the curing and making good of such completed default; provided further, that the Company may call for redemption such portion of the 2016 Bond, which in the written opinion of an attorney or firm of attorneys of nationally recognized standing on the subject of municipal bonds, would allow the City Trustee to redeem the City of Petersburg Bonds in part, which redemption would have the result that the interest payable on the City of Petersburg Bonds remaining outstanding after such redemption in part would not be subject to federal income taxation in the hands of persons other than a "substantial user" or a "related person" as those terms are used in Section 147(a)(2) of the Internal Revenue Code of 1986, as amended.

    In case of redemption of 2016 Bond in whole for the purpose of prepayment under the Loan Agreement pursuant to subsections (a), (b), (c), (d), (e), (f), (g), (h) or (i) above, the amounts payable upon redemption of 2016 Bond shall be a sum sufficient, together with other funds deposited with the City Trustee and available for such purpose, to pay the principal of (and premium, in the case of redemption pursuant to (f) above), and interest on the 2016 Bond then outstanding and to pay all reasonable and necessary fees and expenses of the City Trustee accrued and to accrue through final payment of the 2016 Bond.

    In case of redemption in part pursuant to (e), (f) or (i) above, the amount payable by the Company under this Forty-Ninth Supplemental Indenture, the Loan Agreement and the 2016 Bond shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal of (and premium in the case of prepayment pursuant to (f) above) and interest on the 2016 Bond so to be redeemed, which sum together with other funds deposited with the City Trustee and available for such purpose shall be sufficient to pay the principal of, premium, if any, and interest on the City of Petersburg Bonds and to pay all reasonable and necessary fees and expenses of the City Trustee accrued and to accrue through such partial prepayment.

    The 2016 Bond and the City of Petersburg Bonds shall be redeemable at any time within one hundred eighty (180) days following the event or events described as giving rise to an option of the Company to redeem them in subsections (a), (b), (c), (d) or (e) above.

    To exercise any of the options granted to redeem the 2016 Bond in whole or in part or to comply with any obligations to redeem the 2016 Bond in whole or in part imposed in this Section 3, the Company shall give written notice of the date of redemption to the City Trustee, which date shall be not less than thirty (30) days nor more than ninety (90) days from the date the notice is mailed. No further notice, by publication or otherwise, shall be required for redemption of the 2016 Bond, and the requirements of Section 59 of the Mortgage for notice by newspaper publication shall not apply to the 2016 Bond.

    At the option of the holder, the 2016 Bond, upon surrender thereof at the office or agency of the Company in Chicago, Illinois, together with a written instrument of transfer in form approved by the Company duly executed by the holder or by his duly authorized attorney, shall be exchangeable for a like aggregate principal amount of fully registered bonds of the same series of other authorized denominations.

    The 2016 Bond will be nontransferable except to the City Trustee and successors thereto, if any, and to the Company. To the extent that it is transferable, it is transferable by the registered holder thereof, in person or by attorney duly authorized in writing, on the books of the Company at the office or agency of the Company in the City of Chicago, Illinois, upon surrender thereof for cancellation at said office and upon presentation of a written instrument of transfer duly executed. Thereupon, the Company shall issue in the name of the transferee, and the Trustee shall authenticate and deliver, a new registered 2016 Bond or Bonds, in authorized denominations, of equal aggregate principal amount. Any such transfer shall be subject to the terms and conditions specified in the Mortgage and in this Forty-Ninth Supplemental Indenture.

    The Company shall not be required to transfer or exchange the 2016 Bond for a period of ten (10) days next preceding any interest payment date of said bond.

    Except as set forth herein, no charge shall be made upon any transfer or exchange of any of the 2016 Bond other than for any tax or taxes or other governmental charge required to be paid by the Company.

    The 2016 Bond shall be limited to an aggregate principal amount of Forty-One Million Eight Hundred Fifty Thousand Dollars ($41,850,000) and shall be issued under the provisions of Article VII of the Original Mortgage.

    SECTION 4. The 2016 Bond, and the Trustee's Certificate to be endorsed thereon, shall be in the following forms, respectively:

    [Form Of Face Of 2016 Bond]

    This First Mortgage Bond, Variable Rate Series, due 2016 (hereinafter called the "2016 Bond") is not transferable except to a successor trustee under the Indenture of Trust dated as of April 1, 2005, between the City of Petersburg, Indiana and U.S. Bank National Association, as the Trustee, or to Indianapolis Power & Light Company.

    INDIANAPOLIS POWER & LIGHT COMPANY

    First Mortgage Bond, Variable Rate Series, Due 2016
    Due January 1, 2016

    No. $

    INDIANAPOLIS POWER & LIGHT COMPANY, a corporation of the State of Indiana (hereinafter called the "Company"), for value received, hereby promises to pay to U.S. Bank National Association, as the Trustee (hereinafter called the "City Trustee") under the Indenture of Trust between the City of Petersburg, Indiana (the "City") and the City Trustee, dated as of April 1, 2005 (the "City Indenture") or registered assigns, on January 1, 2016, at the office of the Company, in the City of Indianapolis, State of Indiana, or if no such office is maintained at the time by the Company, then at the office or agency of the Company for such purpose in the City of Chicago, State of Illinois, principal in the amount set forth above and premium, if any, in the amounts and on the dates for the payment of principal and premium, if any, specified in the $41,850,000 City of Petersburg, Indiana Pollution Control Refunding Revenue Bonds, Series 2005A (Indianapolis Power & Light Company Project) issued under and pursuant to the City Indenture (the "City of Petersburg Bonds") in lawful money of the United States of America, and interest thereon at the rate of interest from time to time borne by the City of Petersburg Bonds, provided, however, that in no event shall the rate of interest borne by this Bond exceed twelve percent (12%) per annum, in like lawful money at said office or agency, on the interest payment dates specified in the City of Petersburg Bonds, until the Company's obligation with respect to the payment of such principal shall have been discharged. The interest payable hereunder will be paid to the registered owner of this 2016 Bond at or before the close of business on such dates, or if such date shall be a Saturday, Sunday, holiday or a day on which banking institutions in the City of Indianapolis or the city of any paying agents are authorized by law to close, on or before the close of business on the next succeeding business day on which such banking institutions are open for business.

    REFERENCE IS MADE TO THE FURTHER PROVISIONS OF THIS 2016 BOND SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL, FOR ALL PURPOSES, HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

    No recourse shall be had for the payment of the principal of or interest on this 2016 Bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute, or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors, as such, being waived and released by the terms of the Mortgage, as herein defined.

    This 2016 Bond shall not become obligatory until J.P. Morgan Trust Company, National Association, the Trustee under the Mortgage, as herein defined, or its successor thereunder, shall have signed the form of certificate endorsed hereon.

    In Witness Whereof, Indianapolis Power & Light Company has caused this 2016 Bond to be signed in its name by its President or one of its Vice-Presidents, by his signature or a facsimile thereof, and its corporate seal to be affixed hereon, attested by its Secretary or one of its Assistant Secretaries, by his signature or a facsimile thereof.

Indianapolis Power & Light Company
Dated: Attest: By:	By:

  [Form Of Trustee's Certificate On 2016 Bond]

  Trustee's Certificate

  This 2016 Bond is one of the bonds, of the series herein designated, provided for in the within-mentioned Mortgage and Forty-Ninth Supplemental Indenture thereto.

J.P. Morgan Trust Company, National Association, as successor in interest to American National Bank And Trust Company Of Chicago Trustee By: Authorized Signature

  [Form Of Reverse Side Of 2016 Bond]

  INDIANAPOLIS POWER & LIGHT COMPANY

  First Mortgage Bond, Variable Rate Series, Due 2016
  Due January l, 2016

  This 2016 Bond is one of an issue of bonds of the Company, issuable in series, and is one of a series known as its First Mortgage Bonds, Variable Rate Series, due 2016 (herein called the "2016 Bond") limited in aggregate principal amount to Forty-One Million Eight Hundred Fifty Thousand Dollars ($41,850,000) and established by a Forty-Ninth Supplemental Indenture dated as of April 1, 2005, all bonds of all series issued and to be issued under and equally secured (except insofar as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust, dated as of May 1, 1940, executed by the Company to American National Bank and Trust Company of Chicago (predecessor to J.P. Morgan Trust Company, National Association), as the Trustee (which Mortgage and Deed of Trust as supplemented and modified by all supplemental indentures thereto is hereinafter referred to as the "Mortgage"), to which Mortgage reference is made for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the bearers or registered owners of the bonds in respect of such security, the duties and immunities of the Trustee and the terms and conditions upon which the bonds are secured.

  This 2016 Bond evidences and secures a loan made by the City of Petersburg, Indiana (the "City") to the Company, pursuant to a Loan Agreement, dated as of April 1, 2005, between the City and the Company (the "Loan Agreement"). In order to obtain funds for such loan, the City, contemporaneously with the issue of this 2016 Bond, will issue Forty-One Million Eight Hundred Fifty Thousand Dollars ($41,850,000) principal amount of its Pollution Control Refunding Revenue Bonds, Series 2005A (Indianapolis Power & Light Company Project) (the "City of Petersburg Bonds") under and pursuant to the Indenture of Trust between the City and U.S. Bank National Association, as trustee (the "City Trustee"), dated as of April 1, 2005 (the "City Indenture"). The City of Petersburg Bonds are payable from payments made by the Company of principal of, premium, if any, and interest on this 2016 Bond and from moneys in the Bond Fund created under the City Indenture. The obligation of the Company to pay the principal of, premium, if any, and interest on this 2016 Bond shall be discharged to the extent that any moneys in said Bond Fund are available for payments on the City of Petersburg Bonds and are directed by the Company to be applied thereto, all as provided in the Forty-Ninth Supplemental Indenture.

  This 2016 Bond is not subject to redemption, except as provided in Section 3 of the Forty-Ninth Supplemental Indenture, to which reference is made for full description of redemption provisions.

  With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage and/or any instruments supplemental thereto may be modified or altered by affirmative vote of the holders of at least sixty-six and two thirds per centum (66-2/3%) in principal amount of the bonds affected by such modification or alteration then outstanding under the Mortgage (excluding bonds disqualified from voting by reason of the Company's interest therein as provided in the Mortgage); provided that no such modification or alteration shall permit the extension of the maturity of the principal of this 2016 Bond or the reduction in the rate of interest hereon or any other modification in the terms of payment of such principal or interest without the consent of the holder hereof. The principal hereof may be declared or may become due and payable prior to the stated date of maturity hereof, on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a completed default as in the Mortgage provided.

  No reference herein to the Mortgage, and no provision of this 2016 Bond or of the Mortgage, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, subject to the provisions of the Forty-Ninth Supplemental Indenture, the principal of, and premium, if any, and interest on this 2016 Bond at the place, at the respective times and at the rate and the manner herein prescribed.

  This 2016 Bond is issuable only in full registered form without coupons in denominations of Five Thousand Dollars and any larger denomination which is a whole multiple of Five Thousand Dollars.

  This 2016 Bond will be nontransferable except to the City Trustee and successors thereto, if any, and to the Company. To the extent that it is transferable, it is transferable by the registered holder thereof, in person or by attorney duly authorized in writing, on the books of the Company at the office or agency of the Company in the City of Chicago, Illinois, upon surrender thereof for cancellation at said office and upon presentation of a written instrument of transfer duly executed. Thereupon, the Company shall issue in the name of the transferee, and the Trustee shall authenticate and deliver, a new registered 2016 Bond or Bonds, in authorized denominations, of equal aggregate principal amount. Any such transfer shall be subject to the terms and conditions specified in the Mortgage and in the Forty-Ninth Supplemental Indenture.

  [End Of 2016 Bond Form]

  SECTION 5. Until the 2016 Bond in definitive form is ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver, in lieu thereof, a fully registered 2016 Bond in temporary form, as provided in Section 15 of the Original Mortgage. Such bond may, in lieu of the statement of the specific redemption prices required to be set forth in such bond in definitive form, include a reference to this Forty-Ninth Supplemental Indenture for a statement of such redemption prices.

  SECTION 6.   The Company covenants and agrees that it will duly and punctually pay to the holder of the 2016 Bond the principal thereof, premium, if any, and interest on said bond at the dates and place and in the manner mentioned therein; provided, however, that:

      The obligation of the Company to pay the principal of, and premium, if any, and interest on the 2016 Bond shall be discharged to the extent that any moneys in the City of Petersburg Bond Account within the Bond Fund (as defined in the City Indenture) created under and pursuant to the City Indenture are available for the payment of the principal of, or premium, if any, or interest on the City of Petersburg Bonds and are directed by the Company to be applied to the payment thereof in the manner provided in the City Indenture on or prior to the dates on which the Company is required to pay the principal of, or premium, if any, or interest on the 2016 Bond.

      Except as otherwise provided in this Section 6, the principal amount of any City of Petersburg Bond acquired by the Company and delivered to the City Trustee, or acquired by the City Trustee and cancelled, shall be credited against the obligation of the Company to pay the principal of the 2016 Bond.

  As the principal of, premium, if any, and interest on the 2016 Bond is paid or deemed paid in full, and upon its receipt by the Company, such bond shall be delivered to the Trustee for cancellation. The Company shall promptly inform the Trustee of all payments made and credits availed of with respect to its obligations on the 2016 Bond. The Trustee shall not be required to recognize any payment made or credit availed of with respect to any 2016 Bond unless it has received (a) the bond for cancellation by it, or (b) a certificate signed by a duly authorized officer of the City Trustee specifying the amount of such payment or credit and the principal amount of the 2016 Bond with respect to which the payment or credit was applied. In the absence of receipt by the Trustee of any 2016 Bond, any such certificate shall be controlling and conclusive.

  SECTION 7.   The covenant of the Company to make annual payments to the Trustee for a Maintenance and Improvement Fund as contained in Section 41 of the Original Mortgage and in the first twenty-four Supplemental Indentures to the Original Mortgage creating the several series of First Mortgage Bonds presently outstanding under such Supplemental Indentures shall not apply to nor be for the benefit of the 2016 Bond, and the Company reserves the right, without any consent of, or other action by, the holder of the 2016 Bond, to amend, modify or delete the provisions of the Mortgage relating to such Maintenance and Improvement Fund and by acceptance of the 2016 Bond the holder thereof waives any right or privilege so to consent or take any other action with respect thereto.

  SECTION 8.   The Company covenants that, so long as the 2016 Bond shall remain outstanding, it will (i) comply with all of the provisions of Section 47 of the Original Mortgage, including the provisions with respect to limitations on dividends and distributions and the purchase and redemption of stock, and (ii) use the maximum interest rates payable on the 2016 Bond (twelve percent (12%) per annum) as the interest rate borne by the 2016 Bonds for purposes of preparing the net earnings certificate or calculating the amount required to defease the 2016 Bonds under the terms of the Mortgage.

  SECTION 9.   The Trustee hereby accepts the trusts herein declared, provided and created and agrees to perform the same upon the terms and conditions herein and in the Mortgage set forth and upon the following teens and conditions:

  The recitals contained herein and in the bonds shall be taken as the statements of the Company and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or adequacy of the security worded hereby, or as to the validity of this Forty-Ninth Supplemental Indenture or of the 2016 Bond issued hereunder.

  SECTION 10.   Whenever in this Forty-Ninth Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Article XVII of the Original Mortgage, be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Forty-Ninth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

  SECTION 11.   Nothing in this Forty-Ninth Supplemental Indenture expressed or implied, is intended or shall be construed to confer upon, or to give to, any person, co-partnership or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy; or claim under or by reason of this Forty-Ninth Supplemental -Indenture or any covenant, condition or stipulation hereof; and all the covenants, conditions, stipulations, promises and agreements in this Forty-Ninth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto and of the holders of the bonds and of the coupons outstanding under the Mortgage.

  SECTION 12.   The Company covenants that all of the terms, provisions and conditions of the Mortgage shall be applicable to the 2016 Bond issued hereunder, except as herein otherwise provided and except insofar as the same may be inconsistent with the provisions of this Forty-Ninth Supplemental Indenture.

  SECTION 13.   This Forty-Ninth Supplemental Indenture is dated as of April 1, 2005, although executed and delivered on the date of the acknowledgement hereof by the Trustee; and shall be simultaneously executed and delivered in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, INDIANAPOLIS POWER & LIGHT COMPANY, party of the first part, has caused its corporate name to be hereunto affixed and this instrument to be signed and acknowledged by its President or a Vice-President, and its corporate seal to be hereto affixed and attested by its Secretary or an Assistant Secretary, for and on its behalf, and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, AS SUCCESSOR IN INTEREST TO AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, party of the second part, as Trustee, has caused its corporate name to be hereunto affixed and this instrument to be signed and acknowledged by one of its Authorized Officers, and its corporate seal to be hereto affixed and attested by one of its Authorized Officers, all as of the day, month and year first above written.

INDIANAPOLIS POWER & LIGHT

COMPANY

By /s/ Hamsa Shadaksharappa

(SEAL) HAMSA SHADAKSHARAPPA,

Senior Vice President Financial Services,

Chief Financial Officer and Secretary

Attest:

By: /s/ Connie Horwitz

CONNIE R. HORWITZ,

Treasurer and Assistant Secretary

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, AS SUCCESSOR IN INTEREST TO AMERICAN NATIONAL BANK AND

TRUST COMPANY OF CHICAGO

By /s/ Derick Rush

Derick Rush,

Authorized Officer

Attest: (SEAL)

By: /s/ Perette Ogrizovich

Perette Ogrizovich,

Authorized Officer

STATE OF INDIANA )

) SS:

COUNTY OF MARION )

On this 8th day of April, in the year 2005, before me, a Notary Public in and for the County and State aforesaid, personally came HAMSA SHADAKSHARAPPA, Senior Vice President Financial Services, Chief Financial Officer and Secretary and CONNIE R. HORWITZ, Treasurer and Assistant Secretary, of Indianapolis Power & Light Company, one of the corporations described in and which executed the foregoing instrument, to me personally known and known to me personally to be such Senior Vice President Financial Services, Chief Financial Officer and Secretary and Treasurer and Assistant Secretary, respectively. Said HAMSA SHADAKSHARAPPA and CONNIE R. HORWITZ being by me severally duly sworn did depose and say that the said HAMSA SHADAKSHARAPPA resides in Marion County, Indiana and the said CONNIE R. HORWITZ resides in Hamilton County, Indiana; that said HAMSA SHADAKSHARAPPA is Senior Vice President Financial Services, Chief Financial Officer and Secretary and said CONNIE R. HORWITZ is Treasurer and Assistant Secretary of said Indianapolis Power & Light Company; that each of them knows the corporate seal of said corporation; that the seal affixed to said instrument and bearing the name of said corporation is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that each of them signed his name thereto by like order; and each of them acknowledged the execution of said instrument on behalf of said corporation to be his free and voluntary act and deed and the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this 8th day of April, 2005.

/s/ Catherine McDaniel

Catherine McDaniel,

Notary Public

My Commission Expires:

August 17, 2009

My County of Residence is:

Shelby

(NOTARIAL SEAL)

STATE OF INDIANA )

) SS:

COUNTY OF MARION )

On this 11th day of April, in the year 2005, before me, a Notary Public in and for the County and State aforesaid, personally came Derick Rush and Perette Ogrizovich, Authorized Officers of J.P. Morgan Trust Company, National Association, as successor in interest to American National Bank and Trust Company of Chicago, one of the corporations described in and which executed the foregoing instrument, to me personally known and known to me personally to be such Authorized Officers. Said Derick Rush and Perette Ogrizovich, being by me severally sworn did depose and say that the said Derick Rush resides in Hamilton County, Indiana, and that the said Perette Ogrizovich resides in Hamilton County, Indiana; that said Derick Rush and Perette Ogrizovich, are Authorized Officers of said J.P. Morgan Trust Company, National Association, as successor in interest to American National Bank and Trust Company of Chicago; that each of them knows the corporate seal of said corporation; that the seal affixed to said instrument and bearing the name of said corporation is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; that each of them signed his name thereto by like authority; and each of them acknowledged the execution of said instrument on behalf of said corporation to be his free and voluntary act and deed and the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this 11th day of April, 2005.

/s/ Lucas Nathaniel Burgin

Lucas Nathaniel Burgin,

Notary Public

My Commission Expires:

June 23, 2011

My County of Residence is:

Hancock

(NOTARIAL SEAL)

This instrument was prepared by

Steven W. Thornton, Barnes & Thornburg,

11 South Meridian Street, Indianapolis, IN 46104

INDS01 SWT 757916v1